                                                                    Exhibit 23.1


                         Independent Auditors' Consent
                         -----------------------------

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-90275, 333-90277, and 333-72734) of Plug Power Inc. of our
report dated February 8, 2002, with respect to the consolidated balance sheet of Plug Power Inc. and subsidiary as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2001, annual report on Form 10-K of Plug Power Inc.

Our report refers to cumulative consolidated statements of operations, stockholders' equity, and cash flows for the period June 27, 1997 (inception) to December 31, 2001 which include amounts for the period from June 27, 1997 (inception) to December 31, 1997 and for each of the years in the three-year period ending December 31, 2000, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period June 27, 1997 through December 31, 2000 is based solely on the report of other auditors.


/s/ KPMG LLP

Albany, New York
March 28, 2002